Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Standard BioTools Inc. for the registration of 38,428,964 shares of its common stock and to the incorporation by reference of our report dated March 28, 2023, with respect to the consolidated financial statements of SomaLogic, Inc. as of and for the years ended December 31, 2022 and 2021 included in the Amendment No. 1 to the Current Report on Form 8-K of Standard BioTools Inc., filed with the Securities and Exchange Commission on January 19, 2024.

/s/ Ernst & Young LLP

Denver, Colorado

January 19, 2024